Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record 2022 Results; Increases Quarterly Cash Distribution 40% to $0.70 Per Unit; Increases Unit Repurchase Program to $100.0 Million; Announces $72.3 Million Mineral Acquisition; and Provides 2023 Guidance

Highlights

●	Fourth quarter 2022 revenue of $700.7 million, net income of $214.5 million, and EBITDA of $293.9 million, up 48.0%, 313.8%, and 125.7%, respectively, year-over-year
●	Record full year 2022 revenue of $2.4 billion, net income of $577.2 million, and EBITDA of $940.2 million, up 53.3%, 224.0%, and 96.3%, respectively, year-over-year
●	In January 2023, increased quarterly cash distribution rate to $0.70 per unit, or $2.80 per unit annualized, up 40.0% from the last quarter and 180.0% year-over-year
●	In January 2023, increased unit repurchase program to $100.0 million
●	Completed $81.2 million acquisition of previously announced oil & gas mineral interests in October 2022, and today, separately announced a $72.3 million acquisition of oil & gas mineral interests
●	In January 2023, successfully refinanced existing revolving credit facility, extending liquidity and financial flexibility through March 2027
●	2023 expected coal sales volumes approximately 94% committed and priced above 2022 per ton levels

TULSA, OKLAHOMA, January 30, 2023 — Alliance Resource Partners, L.P. (NASDAQ: ARLP) ("ARLP" or the "Partnership") today reported substantial increases to financial and operating results for the quarter and year ended December 31, 2022 (the "2022 Quarter" and "2022 Full Year", respectively) compared to the quarter and year ended December 31, 2021 (the "2021 Quarter" and "2021 Full Year", respectively).

Total revenues in the 2022 Quarter increased 48.0% to a record $700.7 million compared to $473.5 million for the 2021 Quarter as a result of significantly higher coal sales and oil & gas royalties revenues. Increased revenues, partially offset by higher total operating expenses, led net income for the 2022 Quarter to a record $214.5 million, or $1.63 per basic and diluted limited partner unit, compared to $51.8 million, or $0.40 per basic and diluted limited partner unit, for the 2021 Quarter.  EBITDA also increased 125.7% in the 2022 Quarter to $293.9 million compared to $130.2 million in the 2021 Quarter. (Unless otherwise noted, all references in the text of this release to "net income"

refer to "net income attributable to ARLP." For a definition of EBITDA and related reconciliation to its comparable GAAP financial measure, please see the end of this release.)

2022 Full Year performance saw total revenues increase 53.3% to a record $2.4 billion compared to $1.6 billion for the 2021 Full Year, primarily due to substantial increases in prices and volumes from both ARLP’s coal operations and royalty segments.  Higher revenues, partially offset by increased total operating and income tax expenses, led to significantly higher net income, which rose 224.0% to a record $577.2 million, or $4.39 per basic and diluted limited partner unit, compared to $178.2 million, or $1.36 per basic and diluted limited partner unit, for the 2021 Full Year.  EBITDA increased 96.3% to $940.2 million compared to $479.1 million for the 2021 Full Year.

CEO Commentary

"ARLP’s record performance during the 2022 quarter and full year, in a supply and transportation constrained operating environment, is a testament to our team’s ability to execute and deliver reliable energy supply under challenging circumstances," commented Joseph W. Craft III, Chairman, President, and Chief Executive Officer. "In 2022, ARLP achieved its highest reported EBITDA and operating cash flow in the Partnership’s 23-year history, driven by continued growth in sales volumes coupled with higher price realizations across our coal operations and royalty segments."

Mr. Craft added, "With our strong balance sheet and relentless focus on cash flow generation, we are well positioned to capitalize on growth opportunities in the market and return capital to our unitholders. Based on our highly committed coal sales book and visibility into our end markets, last week we were pleased to announce a 40% increase in ARLP’s quarterly cash distribution rate to $0.70 per unit, or $2.80 per unit on an annualized basis. This increase is consistent with our long-term strategic capital allocation plans and is well-supported by strong visibility into future cash flows with approximately 94% of our expected 2023 coal sales volumes committed and priced as we enter the year. I am proud of the team’s record of success, and, as reflected in our initial guidance, look forward to achieving even stronger results in 2023."

Segment Results and Analysis

			% Change
	2022 Fourth	2021 Fourth	Quarter /	2022 Third	% Change
(in millions, except per ton and per BOE data)	Quarter	Quarter	Quarter	Quarter	Sequential

Coal Operations (1)

Illinois Basin
Tons sold	6.288	6.329	(0.6)%	6.109	2.9%
Coal sales price per ton sold	$57.47	$41.63	38.0%	$51.44	11.7%
Segment Adjusted EBITDA Expense per ton	$37.98	$31.27	21.5%	$31.91	19.0%
Segment Adjusted EBITDA	$124.4	$67.7	83.7%	$120.8	3.0%

Appalachia
Tons sold	3.021	2.771	9.0%	3.076	(1.8)%
Coal sales price per ton sold	$89.41	$53.30	67.7%	$76.82	16.4%
Segment Adjusted EBITDA Expense per ton	$42.46	$37.47	13.3%	$43.78	(3.0)%
Segment Adjusted EBITDA	$148.9	$46.7	218.7%	$102.0	46.0%

Total Coal Operations
Tons sold	9.309	9.100	2.3%	9.185	1.4%
Coal sales price per ton sold	$67.84	$45.19	50.1%	$59.94	13.2%
Segment Adjusted EBITDA Expense per ton	$40.71	$33.86	20.2%	$36.77	10.7%
Segment Adjusted EBITDA	$271.4	$116.4	133.1%	$224.6	20.9%

Royalties (1)

Oil & Gas Royalties
BOE sold (2)	0.653	0.458	42.6%	0.551	18.5%
Oil percentage of BOE	45.1%	45.9%	(1.7)%	43.8%	3.0%
Average sales price per BOE (3)	$55.54	$51.80	7.2%	$64.03	(13.3)%
Segment Adjusted EBITDA Expense	$4.2	$2.8	48.0%	$3.5	18.5%
Segment Adjusted EBITDA	$32.2	$22.4	44.1%	$35.8	(9.9)%

Coal Royalties
Royalty tons sold	5.305	5.675	(6.5)%	5.654	(6.2)%
Revenue per royalty ton sold	$2.68	$2.64	1.5%	$2.96	(9.5)%
Segment Adjusted EBITDA Expense	$6.1	$5.1	19.5%	$5.5	10.2%
Segment Adjusted EBITDA	$8.2	$9.9	(17.9)%	$11.2	(26.8)%

Total Royalties
Total royalty revenues	$50.6	$39.4	28.3%	$54.3	(6.8)%
Segment Adjusted EBITDA Expense	$10.3	$7.9	29.7%	$9.1	13.4%
Segment Adjusted EBITDA	$40.4	$32.3	25.0%	$46.9	(14.0)%

Consolidated Total (4)
Total revenues	$700.7	$473.5	48.0%	$628.4	11.5%
Segment Adjusted EBITDA Expense	$375.1	$301.1	24.6%	$330.1	13.6%
Segment Adjusted EBITDA	$311.8	$148.8	109.6%	$271.5	14.9%

(1)	For definitions of Segment Adjusted EBITDA Expense and Segment Adjusted EBITDA and related reconciliations to comparable GAAP financial measures, please see the end of this release. Segment Adjusted EBITDA Expense per ton is defined as Segment Adjusted EBITDA Expense – Coal Operations (as reflected in the reconciliation table at the end of this release) divided by total tons sold.
(2)	Barrels of oil equivalent ("BOE") for natural gas volumes is calculated on a 6:1 basis (6,000 cubic feet of natural gas to one barrel).
(3)	Average sales price per BOE is defined as oil & gas royalty revenues excluding lease bonus revenue divided by total BOE sold.
(4)	Reflects total consolidated results, which include our other and corporate activities and eliminations in addition to the Illinois Basin, Appalachia, Oil & Gas Royalties and Coal Royalties reportable segments highlighted above.

Coal Operations

ARLP’s coal sales prices per ton increased significantly compared to the 2021 Quarter as improved price realizations in both the domestic and export markets drove coal sales prices higher by 38.0% and 67.7% in the Illinois Basin and Appalachia, respectively.  Compared to the quarter ended September 30, 2022 (the "Sequential Quarter"), higher export prices led to an 11.7% increase in coal sales price realizations in the Illinois Basin while higher domestic prices primarily from our Tunnel Ridge mine resulted in an increase of 16.4% in Appalachian coal sales prices.  Tons sold remained relatively consistent in the Illinois Basin compared to the 2021 Quarter while increasing by 9.0% in Appalachia due primarily to increased sales volumes from Tunnel Ridge as a result of higher recoveries.  Compared to the Sequential Quarter, increased sales volumes from our Gibson South and River View mines resulted in 2.9% higher tons sold in the Illinois Basin.  Coal sales volumes in Appalachia decreased by 1.8% compared to the Sequential Quarter due to higher sales from inventory at Tunnel Ridge in the Sequential Quarter.  ARLP ended the 2022 Quarter with total coal inventory of 0.5 million tons, which included 0.2 million tons staged at ports for vessel export in early 2023.

Segment Adjusted EBITDA Expense per ton increased by 21.5% and 13.3% in the Illinois Basin and Appalachia, respectively, compared to the 2021 Quarter primarily as a result of ongoing inflationary pressures on certain expense items, most notably labor-related expenses, supply and maintenance costs, increased sales-related expenses due to higher price realizations, and $6.5 million of non-cash accruals for certain long-term liabilities. Also specific to the 2022 Quarter, a thermal event at our Hamilton mine resulted in an unexpected outage that lasted approximately four weeks. There were no injuries to personnel, no damage to the equipment, and mining operations returned to normal production levels in December 2022; however, third-party expenses related to the event were approximately $5.8 million and approximately 0.5 million tons of production was lost in the 2022 Quarter. Excluding certain non-cash liability accruals and the Hamilton event related expenses, Illinois Basin Segment Adjusted EBITDA Expense per ton for the 2022 Quarter would have been more in-line with the percentage increases realized in Appalachia for the 2022 Quarter.

Royalties

Segment Adjusted EBITDA for our Oil & Gas Royalties segment increased 44.1% to $32.2 million in the 2022 Quarter compared to $22.4 million in the 2021 Quarter primarily due to significantly higher oil & gas royalty volumes, which rose by 42.6% to a record 653,000 BOE sold as a result of increased drilling and completion activities and additional volumes from oil & gas mineral interest acquisitions completed during 2022.  Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased by 9.9% in the 2022 Quarter primarily due to lower price realizations, which decreased by 13.3%, partially offset by higher oil & gas volumes, which increased by 18.5%.

Segment Adjusted EBITDA for our Coal Royalties segment decreased 17.9% to $8.2 million for the 2022 Quarter compared to $9.9 million for the 2021 Quarter primarily related to the Hamilton thermal event which reduced royalty tons sold by 8.5%. Compared to the Sequential Quarter, Segment Adjusted EBITDA decreased 26.8% due to lower royalty tons sold and average royalty rates per ton due to the Hamilton thermal event.

Balance Sheet and Liquidity

In January 2023, the Partnership entered into a new $425.0 million senior secured revolving credit facility and $75.0 million term loan (the "Credit Facilities"), which will mature in March 2027, and renewed its $60.0 million accounts receivable securitization facility. The Credit Facilities will replace the previous revolving credit facility, which was set to mature in March 2024. More information regarding the Credit Facilities is provided in our Form 8-K filing made on January 20, 2023.

As of December 31, 2022, total debt and finance leases outstanding were $427.6 million, including $400.0 million in ARLP’s 2025 senior notes. The Partnership’s total and net leverage ratio improved to 0.45 times and 0.14 times, respectively, during the 2022 Quarter. ARLP ended the year with total liquidity of $762.8 million, which included $296.0 million of cash and cash equivalents and $466.7 million of borrowings available under our previous revolving credit and accounts receivable securitization facilities.

Distributions

As previously announced on January 27, 2023, the Board of Directors of ARLP’s general partner (the "Board") approved a cash distribution to unitholders for the 2022 Quarter of $0.70 per unit (an annualized rate of $2.80 per unit), payable on February 14, 2023, to all unitholders of record as of the close of trading on February 7, 2023. The announced distribution represents a 180.0% increase over the cash distribution of $0.25 per unit for the 2021 Quarter and is a 40.0% increase over the cash distribution of $0.50 per unit for the Sequential Quarter.

Unit Repurchase Program

ARLP also announced today that the Board has authorized an increase to the previously established unit repurchase program, which had $6.5 million of available capacity as of December 31, 2022. The expanded unit repurchase program authorizes ARLP to repurchase up to $100.0 million of its outstanding limited partner common units. The unit repurchase program announced today is intended to enhance ARLP’s ability to achieve its goal of creating long-term value for unitholders and, along with management’s objective of increasing quarterly cash distributions, increases flexibility in returning cash to unitholders. Future unit repurchases and distributions will be subject to ongoing Board review and authorization and will be based on a number of factors, including ARLP’s financial and operating performance and other capital requirements as well as future economic, business and market conditions.

The unit repurchase program has no time limit and ARLP may repurchase units from time to time in the open market or in other privately negotiated transactions. The unit repurchase program authorization does not obligate ARLP to repurchase any dollar amount or number of its units and repurchases may be commenced or suspended from time to time without prior notice.

January 2023 Acquisition of Oil & Gas Royalties

On January 27, 2023, the Board approved an acquisition of 2,682 net oil and gas royalty acres in the Permian Basin from JC Resources LP, an entity owned by Mr. Craft, for a cash purchase price of $72.3 million, subject to customary closing adjustments. Upon closing, the acquisition is expected to be immediately accretive to cash flow. The purchase price will be funded with available cash and is expected to close within the next 30 days based on an effective date of January 1, 2023. Since the acquisition involves a related party, terms of the transaction were approved by the Board’s conflicts committee, which is comprised entirely of independent directors.

Outlook

"The supply driven energy crisis, Russia’s invasion of Ukraine and the steep build of inflation disrupted energy prices and placed a new emphasis on energy security in 2022," commented Mr. Craft. "Europe’s shift from Russian energy and U.S. and its allies’ economic sanctions are lowering Russian supply to the world, changing global energy trade routes and energy markets for several years to come, if not permanently. U.S. natural gas and coal exports should benefit in 2023 and beyond."

"Due in part to this ongoing disruption, ARLP is well positioned to achieve another record year in 2023 by increasing production and sales by one to two million tons and relying on our highly committed coal contract book and a favorable market outlook to deliver 13.0 to 17.0% higher realized pricing compared to 2022," commented Mr. Craft. "Even though natural gas prices have fallen recently due to the warm winter experienced so far, coal prices remain elevated in anticipation of international demand firming throughout the year as China’s economy reopens and as European markets look to replace 40 million tons of Russian coal imports received last year but unavailable this year. While the recent decline in natural gas prices are expected to impact our oil & gas royalties segment in the front half of the year, our coal segment should not be meaningfully affected due to our contracted position. In the back of this year and into 2024, we expect global economic activity will result in rising oil, gas and coal prices, and support our guidance."

Mr. Craft concluded, "We are beginning to see the significant inflation experienced last year start to level off, however labor pressures and higher sales related expenses as a result of higher price realizations and coal sales volumes will continue to add to our costs in 2023. However, we expect favorable market forces and our current coal sales commitments will drive top line growth that should more than offset these inflationary pressures as margins are expected to improve across our business in 2023 versus the prior year."

ARLP is providing the following initial guidance for the 2023 full year:

2023 Full Year Guidance

Coal Operations
Volumes (Million Short Tons)
Illinois Basin Sales Tons	26.0 — 27.5
Appalachia Sales Tons	10.0 — 10.5
Total Sales Tons	36.0 — 38.0

Committed & Priced Sales Tons

2023 — Domestic/Export/Total	31.4/3.3/34.7
2024 — Domestic/Export/Total	22.7/1.0/23.7

Per Ton Estimates
Coal Sales Price per ton sold (1)	$67.00 — $69.00
Segment Adjusted EBITDA Expense per ton sold (2)	$40.25 — $42.25

Royalties
Oil & Gas Royalties
Oil (000 Barrels)	1,250 — 1,350
Natural gas (000 MCF)	4,400 — 4,900
Liquids (000 Barrels)	535 — 585
Segment Adjusted EBITDA Expense (% of Oil & Gas Royalties Revenue)	~ 11.0%

Coal Royalties
Royalty tons sold (Million Short Tons)	20.9 — 23.1
Revenue per royalty ton sold	$3.00 — $3.20
Segment Adjusted EBITDA Expense per royalty ton sold	$1.00 — $1.10

Consolidated (Millions)
Depreciation, depletion and amortization	$300 — $325
General and administrative	$90 — $95
Net interest expense	$31 — $32
Income tax expense	$18 — $19
Total capital expenditures	$400 — $450
Growth capital expenditures	$50 — $60
Maintenance capital expenditures	$350 — $390
Acquisition of oil & gas royalties (3)	$72

(1)	Sales price per ton is defined as total coal sales revenue divided by total tons sold.
(2)	Segment Adjusted EBITDA Expense is defined as operating expenses, coal purchases and other expenses.
(3)	Acquisition of oil & gas royalties reflects the $72.3 million acquisition from JC Resources LP, as described in the section above "January 2023 Acquisition of Oil & Gas Royalties."

Conference Call

A conference call regarding ARLP's 2022 Quarter and Year financial results and 2023 outlook is scheduled for today at 10:00 a.m. Eastern.  To participate in the conference call, dial (877) 407-0784 and request to be connected to the Alliance Resource Partners, L.P. earnings conference call.  International callers should dial (201) 689-8560 and request to be connected to the same call.  Investors may also listen to the call via the "investor relations" section of ARLP’s website at http://www.arlp.com.

An audio replay of the conference call will be available for approximately one week.  To access the audio replay, dial U.S. Toll Free (844) 512-2921; International Toll (412) 317-6671 and request to be connected to replay using access code 13735338.

About Alliance Resource Partners, L.P.

ARLP is a diversified energy company that is one of the largest coal producers in the eastern United States.  ARLP also generates operating and royalty income from mineral interests it owns in strategic coal and oil & gas producing regions in the United States. In addition, ARLP is positioning itself as an energy provider for the future by leveraging its core technology and operating competencies to make strategic investments in the fast-growing energy and infrastructure transition.

News, unit prices and additional information about ARLP, including filings with the Securities and Exchange Commission ("SEC"), are available at http://www.arlp.com.  For more information, contact the investor relations department of ARLP at (918) 295-7674 or via e-mail at investorrelations@arlp.com.

Investor Relations Contact

Brian L. Cantrell, Chief Financial Officer

918-295-7674

investorrelations@arlp.com

***

The statements and projections used throughout this release are based on current expectations.  These statements and projections are forward-looking, and actual results may differ materially.  These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release.  We have included more information below regarding business risks that could affect our results.

FORWARD-LOOKING STATEMENTS:  With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results.  Those forward-looking statements include expectations with respect to our future financial performance, coal and oil & gas consumption and expected future prices, our ability to increase unitholder distributions in future quarters, business plans and potential growth with respect to our energy and infrastructure transition investments, optimizing cash flows, reducing operating and capital expenditures, preserving liquidity and maintaining financial flexibility, among others.   These risks to our ability to achieve these outcomes include, but are not limited to, the following: the outcome or escalation of current hostilities in Ukraine, the severity, magnitude, and duration of the COVID-19 pandemic and the emergence of new virus variants, and impacts of the pandemic and of businesses' and governments' responses to the pandemic, including actions to mitigate its impact and the development of treatments and vaccines, on our operations and personnel, and on demand for coal, oil, and natural gas, the financial condition of our customers and suppliers, available liquidity and capital sources and broader economic disruptions; changes in macroeconomic and market conditions and market volatility, and the impact of such changes and volatility on our financial position; decline in the coal industry's share of electricity generation, including as a result of environmental concerns related to coal mining and combustion and the cost and perceived benefits of other sources of electricity and fuels, such as oil & gas, nuclear energy, and renewable fuels; changes in global economic and geo-political conditions or in industries in which we or our customers operate; changes in commodity prices, demand and availability which could affect our operating results and cash flows; actions of the major oil-producing countries with respect to oil production volumes and prices could have direct and indirect impacts over the near and long term on oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in competition in domestic and international coal markets and our ability to respond to such changes; potential shut-ins of production by operators of the properties in which we hold oil & gas mineral interests due to low commodity prices or the lack of downstream demand or storage capacity; risks associated with the expansion of our operations and properties; our ability to identify and complete acquisitions and to successfully integrate acquisitions into our business and achieve the anticipated benefits therefrom; our ability to identify and invest in new energy and infrastructure transition ventures; the success of our development plans for our wholly owned subsidiary, Matrix Design Group, LLC, and our investments in emerging infrastructure and technology companies; dependence on significant customer contracts, including renewing existing contracts upon expiration; adjustments made in price, volume, or terms to existing coal supply agreements; the effects of and changes in trade, monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve Board; the effects of and changes in taxes or tariffs and other trade measures adopted by the United States and foreign governments; legislation, regulations, and court decisions and interpretations thereof, both domestic and foreign, including those relating to the environment and the release of greenhouse gases, mining, miner health and safety, hydraulic fracturing, and health care; deregulation of the electric utility industry or the effects of any adverse change in the coal industry, electric utility industry, or general economic conditions; investors' and other stakeholders' increasing attention to environmental, social and governance matters; liquidity constraints, including those resulting from any future unavailability of financing; customer bankruptcies, cancellations or breaches to existing contracts, or other failures to perform; customer delays, failure to take coal under contracts or defaults in making payments; our productivity levels and margins earned on our coal sales; disruptions to oil & gas exploration and production operations at the properties in which we hold mineral interests; changes in equipment, raw material, service or labor costs or availability, including due to inflationary pressures; changes in our ability to recruit, hire and maintain labor, including as a result of the potential impact of government-imposed vaccine mandates; our ability to maintain satisfactory relations with our employees; increases in labor costs including costs of health insurance and taxes resulting from the Affordable Care Act, adverse changes in work rules, or cash payments or projections associated with workers' compensation claims; increases in transportation costs and risk of transportation delays or interruptions; operational interruptions due to geologic, permitting, labor, weather, supply chain shortages of equipment or mine supplies, or other factors; risks associated with major mine-related accidents, mine fires, mine floods or other interruptions; results of litigation, including claims not yet asserted; foreign currency fluctuations that could adversely affect the competitiveness of our coal abroad; difficulty maintaining our surety bonds for mine reclamation as well as workers' compensation and black lung benefits; difficulty in making accurate assumptions and projections regarding post-mine reclamation as well as pension, black lung benefits, and other post-retirement benefit liabilities; uncertainties in estimating and replacing our coal mineral reserves and resources; uncertainties in estimating and replacing our oil & gas reserves; uncertainties in the amount of oil & gas production due to the level of drilling and completion activity by the operators of our oil & gas properties; uncertainties in the future of the electric vehicle industry and the market for EV charging stations; the impact of current and potential changes to federal or state tax rules and regulations, including a loss or reduction of benefits from certain tax deductions and credits; difficulty obtaining commercial property insurance, and risks associated with our participation in the commercial insurance property program; evolving cybersecurity risks, such as those involving unauthorized access, denial-of-service attacks, malicious software, data privacy breaches by employees, insiders or others with authorized access, cyber or phishing-attacks, ransomware, malware, social engineering, physical breaches, or other actions; and difficulty in making accurate assumptions and projections regarding future revenues and costs associated with equity investments in companies we do not control.

Additional information concerning these and other factors can be found in ARLP's public periodic filings with the SEC, including ARLP's Annual Report on Form 10-K for the year ended December 31, 2021, filed on February 25, 2022 and amended on August 26, 2022, and ARLP's Quarterly Reports on Form 10-Q for the quarters ended March 31, 2022, June 30, 2022 and September 30, 2022, filed on May 9, 2022, August 8, 2022 and November 7, 2022, respectively.  Except as required by applicable securities laws, ARLP does not intend to update its forward-looking statements.

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2022	2021	2022	2021

Tons Sold	9,309	9,100	35,589	32,268
Tons Produced	8,433	8,739	35,477	32,207
Mineral Interest Volumes (BOE)	653	458	2,208	1,663

SALES AND OPERATING REVENUES:
Coal sales	$631,499	$411,198	$2,102,229	$1,386,923
Oil & gas royalties	36,236	23,766	138,402	74,988
Transportation revenues	20,555	24,454	113,860	69,607
Other revenues	12,437	14,054	52,020	38,458
Total revenues	700,727	473,472	2,406,511	1,569,976

EXPENSES:
Operating expenses (excluding depreciation, depletion and amortization)	378,089	300,497	1,286,635	943,257
Transportation expenses	20,555	24,454	113,860	69,607
Outside coal purchases	—	193	151	6,372
General and administrative	17,940	18,509	80,334	70,160
Depreciation, depletion and amortization	73,568	68,679	273,759	261,377
Settlement gain	(6,664)	—	(6,664)	—
Total operating expenses	483,488	412,332	1,748,075	1,350,773

INCOME FROM OPERATIONS	217,239	61,140	658,436	219,203

Interest expense, net	(9,028)	(9,583)	(37,332)	(39,229)
Interest income	1,481	37	2,035	88
Equity method investment income	1,058	1,024	5,634	2,130
Other income (expense)	3,016	(388)	4,353	(3,020)
INCOME BEFORE INCOME TAXES	213,766	52,230	633,126	179,172

INCOME TAX EXPENSE (BENEFIT)	(1,668)	190	53,978	417

NET INCOME	215,434	52,040	579,148	178,755

LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	(981)	(214)	(1,958)	(598)

NET INCOME ATTRIBUTABLE TO ARLP	$214,453	$51,826	$577,190	$178,157

EARNINGS PER LIMITED PARTNER UNIT - BASIC AND DILUTED	$1.63	$0.40	$4.39	$1.36

WEIGHTED-AVERAGE NUMBER OF UNITS OUTSTANDING – BASIC AND DILUTED	127,195,219	127,195,219	127,195,219	127,195,219

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

(Unaudited)

	December 31,
	2022	2021
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$296,023	$122,403
Trade receivables	238,610	129,531
Other receivables	8,601	680
Inventories, net	77,326	60,302
Advance royalties	7,556	4,958
Prepaid expenses and other assets	26,675	21,354
Total current assets	654,791	339,228
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	3,857,390	3,608,347
Less accumulated depreciation, depletion and amortization	(2,040,468)	(1,909,669)
Total property, plant and equipment, net	1,816,922	1,698,678
OTHER ASSETS:
Advance royalties	67,713	63,524
Equity method investments	49,371	26,325
Equity securities	42,000	—
Operating lease right-of-use assets	14,950	14,158
Other long-term assets	15,726	17,493
Total other assets	189,760	121,500
TOTAL ASSETS	$2,661,473	$2,159,406

LIABILITIES AND PARTNERS' CAPITAL
CURRENT LIABILITIES:
Accounts payable	$95,122	$69,586
Accrued taxes other than income taxes	22,967	17,787
Accrued payroll and related expenses	39,623	36,805
Accrued interest	5,000	5,000
Workers' compensation and pneumoconiosis benefits	14,099	12,293
Other current liabilities	53,790	20,035
Current maturities, long-term debt, net	24,970	16,071
Total current liabilities	255,571	177,577
LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities, net	397,203	418,942
Pneumoconiosis benefits	100,089	107,560
Accrued pension benefit	12,553	25,590
Workers' compensation	39,551	44,911
Asset retirement obligations	142,254	123,517
Long-term operating lease obligations	12,132	12,366
Deferred income tax liabilities	35,814	391
Other liabilities	24,828	22,483
Total long-term liabilities	764,424	755,760
Total liabilities	1,019,995	933,337

COMMITMENTS AND CONTINGENCIES

PARTNERS' CAPITAL:
ARLP Partners' Capital:
Limited Partners - Common Unitholders 127,195,219 units outstanding	1,656,025	1,279,183
Accumulated other comprehensive loss	(41,054)	(64,229)
Total ARLP Partners' Capital	1,614,971	1,214,954
Noncontrolling interest	26,507	11,115
Total Partners' Capital	1,641,478	1,226,069
TOTAL LIABILITIES AND PARTNERS' CAPITAL	$2,661,473	$2,159,406

ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended
	December 31,
	2022	2021

CASH FLOWS FROM OPERATING ACTIVITIES:	$791,812	$425,202

CASH FLOWS FROM INVESTING ACTIVITIES:
Property, plant and equipment:
Capital expenditures	(286,394)	(122,984)
Increase in accounts payable and accrued liabilities	35,956	2,594
Proceeds from sale of property, plant and equipment	7,468	7,719
Contributions to equity method investments	(24,087)	—
Purchase of equity securities	(42,000)	—
Payments for acquisitions of businesses	(92,618)	—
Oil & gas reserve acquisition	—	(30,960)
Other	(1,663)	943
Net cash used in investing activities	(403,338)	(142,688)

CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under securitization facility	27,500	35,000
Payments under securitization facility	(27,500)	(90,900)
Payments on equipment financings	(16,071)	(17,299)
Borrowings under revolving credit facilities	—	15,000
Payments under revolving credit facilities	—	(102,500)
Borrowings from line of credit	—	5,340
Payment on line of credit	—	(5,340)
Payments on finance lease obligations	(840)	(766)
Distributions paid to Partners	(196,347)	(52,158)
Other	(1,596)	(2,062)
Net cash used in financing activities	(214,854)	(215,685)

NET CHANGE IN CASH AND CASH EQUIVALENTS	173,620	66,829

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	122,403	55,574

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$296,023	$122,403

Reconciliation of Non-GAAP Financial Measures

Reconciliation of GAAP "net income attributable to ARLP" to non-GAAP "EBITDA" and "Distributable Cash Flow" (in thousands).

EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes and depreciation, depletion and amortization.  Distributable cash flow ("DCF") is defined as EBITDA excluding interest expense (before capitalized interest), interest income, income taxes and estimated maintenance capital expenditures.  Distribution coverage ratio ("DCR") is defined as DCF divided by distributions paid to partners.

Management believes that the presentation of such additional financial measures provides useful information to investors regarding our performance and results of operations because these measures, when used in conjunction with related GAAP financial measures, (i) provide additional information about our core operating performance and ability to generate and distribute cash flow, (ii) provide investors with the financial analytical framework upon which management bases financial, operational, compensation and planning decisions and (iii) present measurements that investors, rating agencies and debt holders have indicated are useful in assessing us and our results of operations.

EBITDA, DCF and DCR should not be considered as alternatives to net income attributable to ARLP, net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  EBITDA and DCF are not intended to represent cash flow and do not represent the measure of cash available for distribution.  Our method of computing EBITDA, DCF and DCR may not be the same method used to compute similar measures reported by other companies, or EBITDA, DCF and DCR may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022

Net income attributable to ARLP	$214,453	$51,826	$577,190	$178,157	$164,607
Depreciation, depletion and amortization	73,568	68,679	273,759	261,377	70,143
Interest expense, net	7,964	9,628	36,219	39,537	9,083
Capitalized interest	(417)	(82)	(922)	(396)	(264)
Income tax expense (benefit)	(1,668)	190	53,978	417	6,600
EBITDA	293,900	130,241	940,224	479,092	250,169
Interest expense, net	(7,964)	(9,628)	(36,219)	(39,537)	(9,083)
Income tax (expense) benefit	1,668	(190)	(53,978)	(417)	(6,600)
Deferred income tax expense (benefit) (1)	(2,473)	123	34,801	349	268
Estimated maintenance capital expenditures (2)	(47,731)	(42,821)	(200,800)	(157,814)	(50,872)
Distributable Cash Flow	$237,400	$77,725	$684,028	$281,673	$183,882
Distributions paid to partners	$65,449	$26,072	$196,347	$52,158	$52,338
Distribution Coverage Ratio	3.63	2.98	3.48	5.40	3.51

(1)	Deferred income tax expense is the amount of income tax expense during the period on temporary differences between the tax basis and financial reporting basis of recorded assets and liabilities. These differences generally arise in one period and reverse in subsequent periods to eventually offset each other and do not impact the amount of distributable cash flow available to be paid to partners.

(2)	Maintenance capital expenditures are those capital expenditures required to maintain, over the long-term, the existing infrastructure of our coal assets. We estimate maintenance capital expenditures on an annual basis based upon a five-year planning horizon. For the 2023 planning horizon, average annual estimated maintenance capital expenditures are assumed to be $7.05 per ton produced compared to an estimated $5.66 per ton produced in 2022. Our actual maintenance capital expenditures fluctuate depending on various factors, including maintenance schedules and timing of capital projects, among others.

Reconciliation of GAAP "Cash flows from operating activities" to non-GAAP "Free cash flow" (in thousands).

Free cash flow is defined as cash flows from operating activities less capital expenditures and the change in accounts payable and accrued liabilities from purchases of property plant and equipment.  Free cash flow should not be considered as an alternative to cash flows from operating activities or any other measure of financial performance presented in accordance with GAAP.  Our method of computing free cash flow may not be the same method used by other companies.  Free cash flow is a supplemental liquidity measure used by our management to assess our ability to generate excess cash flow from our operations.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022

Cash flows from operating activities	$243,258	$114,225	$791,812	$425,202	$313,237
Capital expenditures	(65,108)	(34,323)	(286,394)	(122,984)	(99,304)
Change in accounts payable and accrued liabilities	(3,544)	313	35,956	2,594	30,549
Free cash flow	$174,606	$80,215	$541,374	$304,812	$244,482

Reconciliation of GAAP "Operating Expenses" to non-GAAP "Segment Adjusted EBITDA Expense" and Reconciliation of non-GAAP " EBITDA" to "Segment Adjusted EBITDA" (in thousands).

Segment Adjusted EBITDA Expense includes operating expenses, coal purchases and other income or expense.  Transportation expenses are excluded as these expenses are passed through to our customers and, consequently, we do not realize any margin on transportation revenues.  Segment Adjusted EBITDA Expense is used as a supplemental financial measure by our management to assess the operating performance of our segments.  Segment Adjusted EBITDA Expense is a key component of EBITDA in addition to coal sales, royalty revenues and other revenues.  The exclusion of corporate general and administrative expenses from Segment Adjusted EBITDA Expense allows management to focus solely on the evaluation of segment operating performance as it primarily relates to our operating expenses.  Segment Adjusted EBITDA Expense – Coal Operations excludes expenses of our Oil & Gas Royalties segment and is adjusted for intercompany interactions with our Coal Royalties segment.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022

Operating expense	$378,089	$300,497	$1,286,635	$943,257	$330,298
Outside coal purchases	—	193	151	6,372	—
Other expense (income)	(3,016)	388	(4,353)	3,020	(192)
Segment Adjusted EBITDA Expense	375,073	301,078	1,282,433	952,649	330,106
Segment Adjusted EBITDA Expense – Oil & Gas Royalties	(4,184)	(2,827)	(13,950)	(9,943)	(3,531)
Segment Adjusted EBITDA Expense – Coal Royalties	(6,109)	(5,112)	(21,871)	(18,269)	(5,545)
Intercompany coal royalties (1)	14,224	14,992	60,624	51,402	16,708
Segment Adjusted EBITDA Expense – Coal Operations	$379,004	$308,131	$1,307,236	$975,839	$337,738

(1)	Intercompany coal royalties earned by our Coal Royalties segment represent coal royalty expense incurred by our operating mines and are therefore added back to consolidated Segment Adjusted EBITDA Expense to reflect Segment Adjusted EBITDA Expense – Coal Operations.

Segment Adjusted EBITDA is defined as net income attributable to ARLP before net interest expense, income taxes, depreciation, depletion and amortization, general and administrative expenses and settlement gains.  Segment Adjusted EBITDA – Coal Operations excludes the contribution of our Oil & Gas and Coal Royalties segments to allow management to focus solely on the operating performance of our Illinois Basin and Appalachia segments.

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2022	2021	2022	2021	2022

EBITDA (See reconciliation to GAAP above)	$293,900	$130,241	$940,224	$479,092	$250,169
General and administrative	17,940	18,509	80,334	70,160	21,341
Segment Adjusted EBITDA	311,840	148,750	1,020,558	549,252	271,510
Segment Adjusted EBITDA – Total Royalties	(40,395)	(32,318)	(169,977)	(101,976)	(46,946)
Segment Adjusted EBITDA – Coal Operations	$271,445	$116,432	$850,581	$447,276	$224,564